EXHIBIT 99.1

CONTACT:

Jeff Macdonald
Acorda Therapeutics
(914) 326-5232
jmacdonald@acorda.com

FOR IMMEDIATE RELEASE

Diazepam Nasal Spray Demonstrates Comparable Bioavailability to Diazepam Rectal Gel in Pharmacokinetic Study

-	Data on Investigational Epilepsy Treatment Diazepam Nasal Spray Presented at the 65th American Academy of Neurology Annual Meeting

ARDSLEY, NY – March 20, 2013 – Acorda Therapeutics, Inc. (Nasdaq: ACOR) today announced data from a Phase 1 study that showed a single dose of 20 mg Diazepam Nasal Spray had comparable plasma bioavailability to 20 mg of diazepam rectal gel. Diazepam Nasal Spray is being developed for the treatment of people with epilepsy who experience cluster seizures, also known as acute repetitive seizures. These pharmacokinetic data were presented at the 65th American Academy of Neurology Annual Meeting in San Diego, CA.

“Currently, the rectally-administered form of diazepam is the only FDA-approved outpatient therapy for people with epilepsy who experience cluster seizures. We believe that a nasal spray formulation offers a more accessible and socially acceptable therapeutic alternative dosage form for people with epilepsy,” said Enrique Carrazana, M.D., Acorda’s Chief Medical Officer.  “This new mode of diazepam delivery can provide an important new treatment option for people with epilepsy and their caregivers.”

This was an open-label crossover study conducted in 24 healthy volunteers, who received a single dose of 20 mg diazepam nasal spray and a single dose of 20 mg diazepam rectal gel. Both the nasal spray and rectal gel were generally well tolerated and showed similar safety profiles, with mild nasal and pharyngeal irritation more frequently observed with the nasal spray.

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Acorda plans to submit a 505(b)(2)-type New Drug Application (NDA) for Diazepam Nasal Spray to the U.S. Food and Drug Administration (FDA) in 2013 and rely upon FDA’s previous findings of safety and efficacy for the reference listed drug, diazepam rectal gel. The Company has completed three pharmacokinetic studies of Diazepam Nasal Spray that will be included in the NDA submission.

About Epilepsy and Cluster Seizures (Acute Repetitive Seizures)
Epilepsy is a neurological condition that produces seizures affecting a variety of mental and physical functions. Seizures are symptoms of abnormal brain activity, and occur when a brief, strong surge of electrical activity affects part or all of the brain.

The Centers for Disease Control and Prevention (CDC) estimates that approximately 2.3 million adult Americans have active epilepsy. Cluster seizures, also known as acute repetitive seizures, are characterized by recognizable, recurring episodes of seizure clusters. In the U.S., there are up to 175,000 people with epilepsy who experience cluster seizures despite being on stable regimens of antiepileptic drugs (AEDs).

About Acorda Therapeutics
Acorda Therapeutics is a biotechnology company focused on developing therapies that restore function and improve the lives of people with MS, spinal cord injury and other neurological conditions.

Acorda markets AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg, in the United States as a treatment to improve walking in patients with multiple sclerosis (MS). This was demonstrated by an improvement in walking speed. AMPYRA is marketed outside the United States as FAMPYRA® (prolonged-release fampridine tablets) by Biogen Idec under a licensing agreement from Acorda. AMPYRA and FAMPYRA are manufactured under license from Alkermes Pharma Ireland Limited.

The Company also markets ZANAFLEX CAPSULES® (tizanidine hydrochloride) and Zanaflex tablets, a short-acting drug for the management of spasticity. Acorda also receives sales royalties on tizanidine hydrochloride capsules, an authorized generic version of ZANAFLEX CAPSULES, distributed by Actavis, Inc. under its agreement with Acorda.

Acorda has an industry-leading pipeline of novel neurological therapies. The Company is developing Diazepam Nasal Spray for treatment of certain epileptic seizures. It is also studying AMPYRA to improve a range of functional impairments caused by MS, as well as its potential for use in other neurological conditions, including cerebral palsy and post-stroke deficits. In addition, Acorda is developing clinical stage compounds AC105 for acute treatment of spinal cord injury, GGF2 for treatment of heart failure and rHIgM22, a remyelinating monoclonal antibody, for the treatment of MS. GGF2 is also being investigated in preclinical studies as a treatment for neurological conditions such as stroke and spinal cord injury. Chondroitinase, an enzyme that encourages nerve plasticity in spinal cord injury, is in preclinical development.

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Acorda Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including our ability to successfully market and sell Ampyra in the U.S.; third party payers (including governmental agencies) may not reimburse for the use of Ampyra or our other products at acceptable rates or at all and may impose restrictive prior authorization requirements that limit or block prescriptions; the risk of unfavorable results from future studies of Ampyra or from our other research and development programs, including Diazepam Nasal Spray or any other acquired or in-licensed programs; we may not be able to complete development of, obtain regulatory approval for, or successfully market Diazepam Nasal Spray or other products under development; the occurrence of adverse safety events with our products; delays in obtaining or failure to obtain regulatory approval of or to successfully market Fampyra outside of the U.S. and our dependence on our collaboration partner Biogen Idec in connection therewith; competition, including the impact of generic competition on Zanaflex Capsules revenues; failure to protect our intellectual property, to defend against the intellectual property claims of others or to obtain third party intellectual property licenses needed for the commercialization of our products; failure to comply with regulatory requirements could result in adverse action by regulatory agencies; and the ability to obtain additional financing to support our operations. These and other risks are described in greater detail in Acorda Therapeutics' filings with the Securities & Exchange Commission. Acorda may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Forward-looking statements made in this release are made only as of the date hereof, and Acorda disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this release.

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